UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Grail Advisors’ Alpha ETF Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

767 Third Avenue, 21st Floor

New York, New York 10017

Telephone Number (including area code):

212-676-5525

Name and address of agent for service of process:

Darlene T. DeRemer

c/o Grail Partners LLC

767 Third Avenue, 21st Floor

New York, New York 10017

Copy to:

Jane A. Kanter

Dechert LLP

1775 I Street, N.W.

Washington, D.C. 20006-2401

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☒                    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and state of New York on the 14th day of December, 2007.

Grail Advisors’ Alpha ETF Trust

/s/ Darlene T. DeRemer
By:	Darlene T. DeRemer
Title:	Sole Trustee

Attest:

/s/ Eleanor Osmanoff
Eleanor Osmanoff